Exhibit 10.11

Cooperation Agreement

Party A: Sureland Industrial Fire Safety Co., Ltd

Party B: Lianxin International Trade (Shanghai Waigaoqiao Free Trade Zone) Co., Ltd/NOTIFIER

Both parties hereto, in the principle of reciprocity and mutual benefit, predominance complementation, good faith cooperation and joint development, and through amiable negotiation hereby make and enter into this agreement on following terms and conditions:

1.	Party B entrusts Party A to sell NOTIFIER automatic fire warning serial products.

2.	Party A shall take full use of its advantages to make propagation, promotion, and marketing for NOTIFIER automatic fire warning serial products, as well as undertake corresponding design, installation, debugging, and after sales service.

3.	Party B shall provide for Party A with related data and corresponding technical support and training.

4.	Party B shall coordinate Party A to resolve various related technical problems occurred during the course of design, installation and debugging, and provide with support and guarantee for the after sales service undertaken by Party A.

5.	Party B shall make settlement with Party A with following preferential price:

Preferential price for automatic fire warning system host machine: the unit price for selling shall be calculated in accordance with 35% of market quotation, and please refer to the annex 1 for market quotation of Party B;

Preferential price for peripheral equipments of automatic fire warning system: Please refer to annex 2 for net price for selling.

In consideration of the above mentioned preferential price provided by party B, Party A undertakes that Party A will purchase the equipments with total amount being not less than ¥5 million Yuan from Party B before 31st December 2003 (not including the value added tax).

6.	If, the price needs be adjusted appropriately by both parties due to reasons of market competition, both parties hereto may separately negotiate it in accordance with the practical situation.

7.	Party B shall stock up the goods and make delivery in accordance with the order form signed by the authorized representative of Party A, and Party A shall pay all the payments for goods within 30 days after the date of actual delivery made by Party B.

8.	Both parties hereto may, in accordance with the progress of cooperation, modify the further cooperation mode.

9.	Other matters uncovered by this agreement shall be separately negotiated by both parties hereto. This agreement is made in two originals, each of parties hereto holding one copy respectively.

Party A: Sureland Industrial Fire Safety Co., Ltd

Address: Nanbanbidian Industry District, Beijing Capital Airport

Tel: (010)-81463816                     Fax: (0101)-81561255                     Postcode: 101304

Signature of authorized representative

Seal of the company:

Date:

Party B: Lianxin International Trade (Shanghai Waigaoqiao Free Trade Zone) Co., Ltd

Address: Unit B, 4th Floor, Building 15, No. 69 Xiya Road, Waigaoqiao Free Trade Zone, Shanghai, 200131 China

Tel: (021)-50460119                     Fax: (021)-50462119                     Postcode: 200131

Signature of authorized representative:

Seal of the company:

Date:

Annex 1: Market quotation of automatic fire warning system host machine of Party B

Annex 2: Preferential price for peripheral equipments of automatic fire warning system of Party